        Exhibit 10.40
[****] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

cope
Part A: Project Overview
Executive Summary of the Opportunity

Patheon, part of Thermo Fisher Scientific has been contracted by Zosano to produce Zolmitriptan microneedle patches.

The project work will occur at Patheon’s [****] facility. All services and/ or work to be performed pursuant to this proposal shall be performed or supplied subject to the terms and conditions set forth in the Manufacturing and Supply Agreement by and between Zosano Pharma Corporation (“Client”) and Patheon Manufacturing Services, LLC (“Patheon”), effective September 25, 2018 and such terms and conditions shall specifically be incorporated in and be applicable to this proposal unless otherwise agreed by the Parties in writing.

This proposal captures modification of [****] base fees as directed in Schedule B of the MSA. This proposal is specific to [****] fees only.

This Change of Scope is supplemental to the Existing Agreement. Except as expressly amended by this Change of Scope, the Existing Agreement shall remain in full force and effect. Terms defined in the Existing Agreement shall have the same meaning in this Change of Scope, unless otherwise provided by this Change of Scope.

[****] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
Part B: Pricing

	Year	Base Fee	Payment Structure	Covered Volume/Base Fees and Product Fees	First Payment Due	End Date

Current Fees	[****]	[****]	12 Equal Monthly Payments	[****]	[****]	[****]

Proposed Fees	[****]	[****]	12 Equal Monthly Payments	[****]	[****]	[****]

*Revised base fee is subject to terms and conditions in Part C and D. Any increase in volumes or assumptions would result in modification of fees.

Part C: Technical Assumptions
•Proposed [****] base fee assumes a 16/5 shift structure. A 16/5 shift structure is the minimum labor requirement and cannot be further reduced. Any increase in volume beyond [****] would result in the need for a labor analysis to be conducted by Patheon and potential need for 24/7 shift structure resulting in an increase of base fees.

•[****] assumes [****] financial liability for batches impacted due to unforeseen circumstances resulting from the lack of a 24/7 shift structure.

•[****] and beyond requires the utilization of a 24/7 shift structure

[****] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Part D: General Assumptions, Terms and Conditions
The following additional Terms and Conditions are applicable:

•All stated Values/Invoices are in ($) US Dollars.

•Payment Schedule:
o Activities will be invoiced upon completion.

•This proposal is valid for 60 days.

•Should any of the assumptions contained in this Change of Scope prove to be inaccurate, Patheon reserves the right to adjust the Budget Summary accordingly.

Patheon		Zosano Pharma Corporation
5900 Martin Luther King Jr Hwy Greenville, NC 27834 USA		34790 Ardentech Court Fremont, CA 94555 USA
By:	/s/ Alicia Walter	By:	/s/ Steven Lo
Name: Alicia Walter		Name: Steven Lo
Title: Senior Business Manager		Title:	President & Chief Executive Officer
Date:	November 19, 2021	Date:	December 1, 2021
Finance contact: